Exhibit 10.1

ACCELERATED CONVERSION AND NOTE TERMINATION AGREEMENT

THIS ACCELERATED CONVERSION AND NOTE TERMINATION AGREEMENT (the “Agreement”) dated OCTOBER 16, 2013, is by and among Advazis, Inc., a Delaware corporation (the “Company”) and JMJ FINANCIAL (“JMJ”) (together, the “Parties”).

WHEREAS, the Company issued $800,000 Promissory Notes to JMJ on April 26, 2013 (the “April Note”) and September 4, 2013 (the “September Note,” and together with the April Note, the “Notes”);

WHEREAS, JMJ paid $1,000,000 Consideration for the April Note on April 26, 2013, June 27, 2013, and August 14, 2013, and paid Consideration for the September Note on September 4, 2013, all as set forth in Exhibit A to this Agreement (“Exhibit A”);

WHEREAS, on the date of this Agreement, the outstanding principal amount of the Notes, including interest, OID, and any other fees, is $1,166,666.68 as set forth on Exhibit A;

WHEREAS, the terms of the Notes permit JMJ to pay additional Consideration to the Company in such amounts and at such dates as JMJ may choose in its sole discretion;

WHEREAS, the Company anticipates closing of a public offering of common stock and warrants to purchase shares of common stock pursuant to the S-1 registration statement, file number 333-188637, filed with the SEC on May 15, 2013, as subsequently amended (the “Public Offering”); and

WHEREAS, the Company desires that JMJ accelerate its conversion of the Notes into shares of common stock of the Company, that the Notes be cancelled, and that JMJ agree to a lock-up on sales of its shares of common stock of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Fees. At the Closing, the Company shall pay JMJ the following Fees, which shall be added to the balance of the Notes and which shall tack back (for purposes of Rule 144 under the Securities Act of 1933) to the Effective Dates of each Note (as defined in the Notes) in proportion to the outstanding balance on each Note:

Accelerated Conversion Fee	$125,000
Note Termination Fee	$150,000
Lock-up Fee	$125,000
$400,000

2.	Accelerated Conversion. At the Closing, JMJ shall convert the entire $1,566,666.68 outstanding balance of the Notes (including the Fees) into duly and validly issued, fully paid and non-assessable shares of common stock of the Company at a conversion price of $2.00 per share, which results in 783,333 shares (the “Shares”).

3.	Note Termination. At the Closing, immediately following the accelerated conversion described above, the Notes shall be cancelled and terminated with no remaining obligations by either Party.

4.	Lock-Up. JMJ agrees that it shall not sell any of the Shares during the first 60 calendar days after the date of this Agreement. JMJ also agrees that during the period starting on the 61st calendar day after the date of this Agreement through the 90th calendar day after the date of this Agreement, JMJ will limit the number of Shares it sells on any day to such number of Shares as equals 10% of the trading volume of the Company’s common stock on such day, unless otherwise agreed in writing by the Company. JMJ further agrees that it shall not engage in any short sales of common stock of the Company at any time.

5.	Closing Conditions. The Closing is conditioned on all of the following conditions being satisfied (or waived in writing by JMJ) on or before October 25, 2013: (i) the Public Offering has closed; (ii) the Public Offering raises net proceeds to the Company (after underwriter’s discount) of at least $15,000,000; (iii) the Company issues at least four million shares of common stock in the Public Offering; and (iv) the number of outstanding shares of the Company after the Public Offering (not including shares reserved for issuance upon exercise of warrants or other derivative securities, but including the Shares that will be issued to JMJ under this Agreement) is at least 10 million shares; and (v) a listing on the Nasdaq stock exchange. If all of the Conditions are not satisfied (or waived by JMJ) on or before November 2, 2013, JMJ may terminate this Agreement with written notice and it shall be cancelled and none of the transactions contemplated herein shall occur.

6.	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur within three business days following the closing of the Public Offering. The Company shall overnight the Shares to JMJ by Fedex or UPS on or before the date of Closing. The Company shall issue the Shares in eight share certificates with Rule 144 eligibility dates as follows:

Shares	Consideration	Rule 144 Eligible Date
175,000 Shares	Payment 4/26/13	October 26, 2013

60,000 Shares	Prorated Fees for 4/26/13	October 26, 2013
Payment

58,334 Shares	Payment 6/27/13	December 27, 2013

20,000 Shares	Prorated Fees for 6/27/13	December 27, 2013
Payment

58,334 Shares	Payment 8/14/13	February 14, 2014

20,000 Shares	Prorated Fees for 8/14/13	February 14, 2014
Payment

291,665 Shares	Payment 9/4/13	March 4, 2014

100,000 Shares	Prorated Fees for 9/4/13	March 4, 2014
Payment
783,333 Shares

7.	Miscellaneous

7.1	Entire Agreement. This Agreement constitutes the entire agreement between the parties in respect of the assignments contemplated hereby and there are no warranties, representations, terms, conditions, or collateral agreements expressed or implied, statutory or otherwise, other than expressly set forth in this Agreement. This Agreement expressly supersedes and replaces any and all prior understandings or agreements between the parties with respect to the subject matter of this Agreement.

7.2	Mutual Release. Effective immediately upon Closing, each Party, on its own behalf and on behalf of each of its past and present officers, directors, shareholders, employees, agents, representatives, affiliates, subsidiaries, divisions, predecessors, heirs, successors and administrators, hereby releases and forever discharges the other Party and each of its respective past and present affiliates, subsidiaries, predecessors, successors, and assigns, and each of its respective past and present members, shareholders, employees, agents, representatives, officers and directors, of and from any and all demands, obligations, actions, claims (for indemnification or otherwise), causes of action, rights, debts, liabilities, damages, costs, losses, expenses and compensation of any kind, liquidated or unliquidated, anticipated or unanticipated, known or unknown, matured or unmatured, now or hereinafter existing; provided, however, nothing contained herein shall relieve any Party of any of its obligations under this Agreement, or extinguish or modify any rights that any Party may have under this Agreement.

7.3	No Assignment. No Party may assign any right, benefit or interest in this Agreement without the written consent of the other party, which consent may not be unreasonably withheld. This Agreement will inure to the benefit of, and be binding upon, the Assignors and the Assignee and their respective successors and assigns.

7.4	Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the conflict of laws principles thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

7.5	Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to the Shares, JMJ has the right to have any such opinion provided by its counsel. JMJ also has the right to have any such opinion provided by the Company’s counsel.

7.6	Counterparts and Electronic Means. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the day and year first written above.

IN WITNESS WHEREOF the Parties have duly executed, or caused their duly authorized representative, to execute this Agreement.

JMJ FINANCIAL

By:	/s/ Justin Keener
Its Principal & Portfolio Manager

ADVAXIS, INC.

By:	/s/ Daniel J. O’Connor
Name: Daniel J. O’Connor
Title: Chief Executive Officer

By:	/s/ Mark J. Rosenblum
Name: Mark J. Rosenblum
Title: Chief Financial Officer

Exhibit A

April Note*

Date	Consideration Paid	OID	Interest	Balance
4/26/2013	$300,000	$33,333.33	$16,666.67	$350,000.00
6/27/2013	$100,000	$11,111.11	$5,555.56	$116,666.67
8/14/2013	$100,000	$11,111.11	$5,555.56	$116,666.67

September Note

Date	Consideration Paid	OID	Interest	Balance
9/4/2013	$500,000	$55,555.56	$27,777.78	$583,333.34

Outstanding Balance on the Notes as of October 16, 2013	$1,166,666.68
Accelerated Conversion Fee	$125,000
Note Termination Fee	$150,000
Lock-up Fee	$125,000
Outstanding Balance after Fees	$1,566,666.68
Conversion Price	$2.00 per share
Number of Shares of Common Stock	783,333

* On April 26, 2013, when the April Note was issued, JMJ paid $125,000 of Consideration towards the April Note by surrendering and exchanging a Promissory Note issued by the Company to JMJ on December 26, 2012 with a balance of $125,000. Prior to the date of this Agreement, JMJ converted the entire balance of the April Note attributable to the $125,000 payment of Consideration into shares of common stock of the Company.

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